Exhibit 99.1

Contact:  Trisha Britt (415) 474 0326 or Britt95co@aol.com

San Rafael Bancorp, Tamalpais Bank’s Parent Company, Announces the Oversubscription and Conclusion of Its First Public Stock Offering.

(San Rafael, California- February 19, 2004) -  San Rafael Bancorp, parent company of Tamalpais Bank, has sold the maximum $26 million of investor money and has completed its initial public stock offering.

“We are elated to have not only met our goal of raising $26 million in common stock, but to have been oversubscribed,” commented Kit M. Cole, Chairman and CEO of San Rafael Bancorp.

“ We are excited to welcome our new shareholders,” adds Mark Garwood, President of Tamalpais Bank.  “We now have over 500 shareholders and we will be taking the necessary next steps to list the stock on NASDAQ. This offering, led by management and the Board of Directors, demonstrates our strong commitment to our shareholders. It also enables San Rafael Bancorp to continue its strong financial performance and supports Tamalpais Bank’s expansion plans.”

Tamalpais Bank is a full service bank that goes beyond banking to include:  relationship banking, business banking including SBA lending, and investment advisory services provided by Kit Cole Investment Advisory Services to help people map out and preserve their lifetime financial goals.

Tamalpais Bank has three branches with assets of  $302 million, and 37 employees.
Tamalpais Bank website is www.tambank.com

This press release contains forward-looking statements with respect to the financial condition, results of operation and business of San Rafael Bancorp and its subsidiaries. These include, but are not limited to, statements that relate to or are dependent on estimates or assumptions relating to the prospects of loan growth, credit quality and certain operating efficiencies resulting from the operations of Tamalpais Bank. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) competitive pressure among financial services companies increases significantly; (2) changes in the interest rate environment reduce interest margins; (3) general economic conditions, internationally, nationally or in the State of California are less favorable than expected; (4) legislation or regulatory requirements or changes adversely affect the business in which the combined organization will be engaged, and (5) other risks detailed in the San Rafael Bancorp filings with the Securities and Exchange Commission.  ###